AWARD TERMS OF
OPTIONS GRANTED UNDER THE

CORTEVA, INC. 2019 OMNIBUS INCENTIVE PLAN FOR GRANTEES LOCATED IN THE U.S. (OUTSIDE OF CALIFORNIA)

Introduction / Grant of Award	You have been granted stock options under the Corteva, Inc. 2019 Omnibus Incentive Plan (“Plan”), subject to the following Award Terms. This grant is also subject to the terms of the Plan, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”). A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at: www.benefits.ml.com

Grant Award Acceptance
You must expressly accept the terms and conditions of your Award as set forth in this Agreement. To accept, log on to Merrill Lynch Benefits OnLine at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance.

IF YOU DO NOT ACCEPT YOUR AWARD IN THE MANNER INSTRUCTED BY THE COMPANY, YOUR AWARD WILL BE SUBJECT TO CANCELLATION.

Date of Grant	[DATE] (“Date of Grant”)

Type of Options	Non-qualified stock options (“Options”)

Exercise Price	[INSERT]

Expiration Date	The Options will expire on [ten years from date of Grant] (“Expiration Date”), unless the Options expire or otherwise terminate at an earlier date pursuant to this Agreement.

Vesting Schedule
Except as otherwise provided in this Agreement, the Options will vest and become exercisable as follows:

One-third (1/3) of the Options (rounded to a whole number of shares) will vest and become exercisable on [one year from Date of Grant].

One-third (1/3) of the Options (rounded to a whole number of shares) will vest and become exercisable on [two years from Date of Grant].

The remaining Options will vest and become exercisable on [three years from Date of Grant].

Termination
of Employment

Under 55/10 Rule
If you terminate employment after attainment of age 55 with at least 10 years of service and you are an active employee for six months following the Date of Grant, any unvested Options as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above for one year after the date of your termination of employment and all other remaining unvested Options will be forfeited. Vested Options will be exercisable through the date that is one year after the date of your termination of employment, or, if earlier, the Expiration Date. After that date, all unexercised Options, whether or not vested, will expire.

Due to Involuntary Termination Giving Rise to Severance Benefits, Divestiture to Entity Less Than 50% Owned by Corteva, Inc. or Voluntary Termination with Good Reason	Any unvested Options as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above for one year after the date of your termination of employment. When one year from the termination date of employment is reached, all other remaining unvested Options will be forfeited. Vested Options will be exercisable through the date that is one year after the date of your termination of employment, or, if earlier, the Expiration Date. After that date, all unexercised Options, whether or not vested, will expire.
Due to Death or Disability	Any unvested Options as of the date of termination will be automatically vested. Vested Options will be exercisable through the date that is two years after the date of your termination of employment, or, if earlier, the Expiration Date. After that date, all unexercised Options will expire.
Due to Any Other Reason (such as Cause; voluntary termination; involuntary termination without cause)	Vested Options must be exercised by the date on which you terminate employment. After that date, all Options, whether or not vested, will expire.

For purposes of this Agreement, transfer of employment among the Company and any of its Affiliates is not a termination of employment.

Restricted Conduct    If you engage in any of the conduct described in subparagraphs (i) through (iv) below for any reason, in addition to all other remedies in law and/or equity available to the Company: (1) you shall forfeit all Options (whether or not vested) and shall immediately pay to the Company, with respect to previously exercised Options, an amount equal to (x) the per share Fair Market Value of the Shares on the date on which the Shares was issued with respect to the applicable previously exercised Options times (y) the number of Shares underlying such previously exercised Options, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount; (2) the Company shall be entitled to monetary damages incurred as a result of such conduct; (3) the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such conduct; and (4) the Company shall be entitled to all reasonable sums and costs, including attorneys’ fees, incurred to defend or enforce the provisions of this Agreement.

        For purposes of subparagraphs (i) through (v) below, “Company” shall mean Corteva, Inc. and/or any of its Subsidiaries or Affiliates that have employed you or retained your services.

(i)Non-Disclosure of Confidential Information & Trade Secrets. During the course of your employment with the Company and thereafter, you shall not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential Information or Trade Secrets. Confidential Information and Trade Secrets are items of information relating to the Company, its products, services, customers, and employees that are of great competitive value to the Company, which have been or will be disclosed to you or of which you have or will become aware as a consequence of your relationship with the Company, which are not generally known or available to the general public or the Company’s competitors, and which have been developed, compiled, or acquired by the Company at its great effort and expense. “Confidential Information” includes, but is not limited to: (a) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (b) product and technical information, such as new and innovative ideas, research and development projects, investigations, new business development, trademarks and brand names under development, sketches, plans, drawings, prototypes, methods, procedures, experimental and testing results, devices, machines, equipment, data processing programs, software, software codes, and computer models; (c) marketing information, such as new marketing ideas, strategies, initiatives, business plans, markets, and mailing lists; (d) customer and prospective customer information, such as the identity of the Company’s customers and prospective customers, their names, the names of representatives of the Company’s customers and prospective customers responsible for entering into contracts with the Company, the financial arrangements between the Company and its customers, the existence and terms of contracts with customers or any future contracts with customers or prospective customers, specific needs, requirements, and preferences of customers, and leads and referrals to certain prospective customers; and (e) personnel information, such as the identity and number of the Company’s other employees, consultants and contractors, their salaries, bonuses, benefits, skills, qualifications, and abilities (information in this item (e) is referred to as “Personnel Information”). In addition, Confidential Information shall include combinations, compilations, or aggregations of individual facts, components, or units of information that are in whole or in part publicly known, unless such combination, compilation, or aggregation of those facts is itself publicly known. “Trade Secrets” are items of Confidential Information that meet the requirements of applicable trade secret law. Confidential Information and Trade Secrets can be in any form, including, without limitation, oral, written, or machine readable, including electronic files.

(ii)Limited Use of Confidential Information and Trade Secrets. Notwithstanding any of the foregoing to the contrary, nothing in this Agreement prohibits you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.).  In addition, under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(iii)Non-Solicitation of and Non-Interference with Employees. While you are employed by the Company and for a period of one (1) year after your employment ends, whether voluntarily or involuntarily, you shall not, either on your own account or on behalf of any other individual or entity, directly or indirectly solicit or induce any employee of the Company to work for any other individual or entity, or otherwise cause any employee of the Company to leave employment with or service to the Company or diminish his or her services to the Company. This restriction shall apply only to current employees of the Company and any former employees of the Company with whom you came into contact during your employment with the Company. For purposes of this Section, the term “current” with respect to employees of the Company refers to those individuals who are employed or associated with the Company at the time of their solicitation, hiring, or inducement to leave the Company.

(iv)Non-Solicitation and Non-Service of Customers. During your employment and for a period of one (1) year after your employment with the Company ends, whether voluntarily or involuntarily, you will not directly or indirectly solicit customers of the Company for the purpose of selling or providing any competing product or service offered by the Company for which you had responsibility during the two (2) years preceding your termination of employment with the Company. This restriction shall apply only to those customers of the Company: (a) with whom you had personal contact within the last one (1) year of your employment, or (b) about whom you learned Confidential Information or Trade Secrets during the last one (1) year of your employment with the Company. For the purposes of this Section, the term “contact” means interaction between you and the customer or prospective customer that takes place to further the business relationship with, make sales to, or perform services for the customer on behalf of the Company.

(v)Non-Competition. During your employment and for a period of one (1) year after your employment with the Company ends, whether voluntarily or involuntarily, you will not, without the express written consent of the President of the Company or his or her designee, directly or indirectly perform the same or similar duties that you performed for the Company during the two (2) years preceding the termination of your employment, for any Competing Business. A “Competing Business,” as used in this Agreement, means any individual or entity that develops, manufactures, sells, and/or distributes a product or service that competes directly or indirectly with those products or services offered by the Company, and: (a) which you had responsibility for or worked with in the last two (2) years of your employment, or (b) about which you acquired knowledge of or access to Confidential Information and Trade Secrets in the last two (2) years of your employment. In recognition of the international nature of the Company’s business, which includes the sale of its products and services globally, this restriction shall apply to each state or territory of the United States of America, and each country of the world outside of the United States of America, in which you were employed or had responsibility within the last two (2) years of your employment. Notwithstanding any of the foregoing to the contrary, if you are employed by the Company in Georgia, Louisiana, or South Dakota, then the geographic scope of this restriction is limited to the counties, municipalities, and/or parishes in which you worked for the Company, and all directly adjacent counties, municipalities, and/or parishes within the same state.

The restrictive periods set forth in this Restricted Conduct section shall not expire and shall be tolled during any period in which you are in violation of such restrictive periods; and therefore, such restrictive periods shall be extended for a period equal to the duration of your violations thereof.

You further acknowledge and agree that any breach, material or otherwise, of this Agreement or any other agreement between Company and you shall not excuse your performance under this Agreement, including your obligation to honor the restrictions set forth in this section.

You further agree that you will promptly disclose the existence of the post-employment restrictions contained herein to all subsequent employers and/or prospective employers until all such covenants have expired.
The Restricted Conduct set forth herein is in addition to, and not in place of, any contractual requirements that may govern your obligations to the Company during and after your employment.

Applicable Policies    This Award shall be subject to the Company’s clawback policy; the Corteva, Inc. Insider Trading Policy, including the anti-hedging and anti-pledging provisions thereunder; and/or share ownership guidelines (in each case as they may be amended from time to time), the terms of which are incorporated herein by reference. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired pursuant to your Options to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company's enforcement of the clawback policy and/or for purposes of complying with any applicable law. To the extent that this Agreement and the clawback policy conflict, the terms of the clawback policy shall prevail.
Repayment/     Any benefits you may receive hereunder shall be subject to repayment or
Forfeiture    forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are traded, as may be in effect from time to time.

Exercise Methods    There are four exercise methods from which to choose. Due to local legal requirements, not all methods are available in all countries.

Withholding    You acknowledge that the Company or, if different, the Subsidiary or Affiliate that employs you (the “Employer”) (1) make no representations or undertakings regarding the treatment of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Plan and legally applicable to you (“Tax-Related Items”) in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring you to make a payment in a form acceptable to the Company; or (ii) withholding from your wages or other cash compensation payable to you by the Company and/or the Employer; or (iii) withholding from proceeds of the sale of Shares acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iv) any other method of withholding determined by the Company and to the extent required by Applicable Law or the Plan, approved by the Committee.
    The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, up to and including maximum applicable rates, in the jurisdictions applicable to you, in which case, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares.

    Finally, you agree to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items

Non-transferability    You may not transfer these Options, except by will or laws of descent and distribution. The Options are exercisable during your lifetime only by you or your guardian or legal representative.

Severability    The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver    You acknowledge that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

Privacy    In relation to this Agreement, the Company may collect, use, transfer and share your personal information, such as your name, contact information and banking information. The Company may share personal information with its Affiliates and selected third parties outside of your country of residence, including the United States, which may have data protection rules that are different from those of your country, to perform this Agreement and for purposes consistent with our privacy statement: https://www.corteva.com/privacy.html.

Imposition of Other     The Company reserves the right to impose other requirements on your
Requirements    participation in this Agreement, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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